Exhibit 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

SUMMARY:
United Capital Corp.
Receives Acquisition Proposal

COMPANY CONTACT:
Anthony J. Miceli
Chief Financial Officer
(516) 466-6464

FOR IMMEDIATE RELEASE

UNITED CAPITAL CORP.
RECEIVES ACQUISITION PROPOSAL

Great Neck, New York, July 11, 2008 — United Capital Corp. (AMEX: AFP) –  the “Company”, announced that its Board of Directors has today received a letter from A.F. Petrocelli, Chairman, President and CEO, proposing to acquire all of the Company’s outstanding common stock at a cash purchase price of $23.00 per share, representing a 17.7% premium over the average closing price of the Company’s common stock for the last five trading days.  The total value of the transaction, including contributions of the existing equity of Mr. Petrocelli, his family members and certain senior executives of the Company is expected to exceed $270 million, including the assumption of the Company’s outstanding indebtedness.

It is anticipated that the Company’s Board of Directors will establish a Special Committee of independent directors to review the proposal and that such committee will hire legal and financial advisors to advise it in its review.

There can be no assurance that any agreement on financial or other terms satisfactory to the Special Committee will be reached.

Certain statements in this press release and other statements made by the Company or its representatives that are not strictly historical facts are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment.  The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.  The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.  See our 2007 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. and its subsidiaries own and manage real estate and hotel properties and provide engineered products to industrial and automotive markets worldwide.

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